Exhibit 99.1
For Immediate Release
Local.com® Acquires Local Domain Advertising Company;
Announces $30 Million Credit Line
Opens New Markets with Enhanced Product Portfolio via Patent-Pending Technology Platform
IRVINE, CA, July 1, 2010 —Local.com Corporation (NASDAQ: LOCM), a leading local search site and network, today announced the acquisition of the assets of OCTANE360 (http://www.octane360.com/), a technology startup providing domain-based local advertising solutions to small businesses, domain portfolio owners, agencies and channel partners.

Under the terms of the agreement, Local.com acquired the assets of OCTANE360 for $5 million in cash and stock with an earnout of up to $5.9 million if certain performance criteria are met in the two-year period following the closing. Founded in 2008 and based in Los Angeles, California, OCTANE360 will become a wholly-owned division of Local.com.

“This transaction represents a significant expansion of Local.com’s product suite and technology platform, allowing us to manage the scaled acquisition, creation and deployment of geo-category targeted small business domains,” said Heath Clarke, Local.com chairman and CEO. “Furthermore, Octane Experts’ content marketplace allows for the scaled procurement of proprietary, curated content, thereby enhancing the SEO value of local domains under our management.”

OCTANE360 is a scalable, patent-pending technology platform, which can be used to offer the following services to small businesses, agencies, domain portfolios and channel sales partners on a direct, wholesale or private label basis:
•	Large scale targeting and registration of geo-category based local website domains — See examples here: http://www.octane360.com/case-studies-and-links.

•	Small business and geo-category website creation, hosting and management

•	An ad exchange to manage the selection and deployment of ad inventory across all Local.com Owned & Operated and Network sites, as well as third-party and directly owned domain portfolio properties

•	A content marketplace to allow for the management of geo-category content written for advertising customers or Local.com’s directly owned portfolio properties

OCTANE360 will be managed within the company’s Sales & Ad Services business unit, and its products and services will be utilized by the company’s Owned & Operated (“O&O”) and Network business units. Adam Rioux, OCTANE360’s CEO, will become Local.com’s vice president, leading the OCTANE360 division.

Local.com anticipates that the deployment of content across proprietary geo-category local domains will result in an increase in organic O&O traffic, a strategic objective of the company. The company also expects that the OCTANE360 product suite will open the domain portfolio industry as a potentially valuable new market for the Local.com network. OCTANE360 currently generates revenues from various ad formats including subscription advertising, performance and display ad units.

“We are excited to join forces with Local.com,” said Rioux. “We feel that our combined assets of platform, products, services, reach and relationships create a compelling offering to serve the growing local search market. We look forward to becoming part of the Local.com team while quickly ramping our business.”

CREDIT FACILITY

The company also announced the closing of a $30 million revolving credit facility with Silicon Valley Bank. The facility, which is secured by all of the company’s assets, is expected to be used primarily for general working capital and to fund strategic growth initiatives.

“We are pleased to continue our relationship with Silicon Valley Bank,” said Brenda Agius, Local.com CFO. “This facility can be used to fund our strategic growth initiatives while enabling us to transact complementary traffic, technology and advertiser businesses.”

About Local.com®

Local.com Corporation (NASDAQ: LOCM) owns and operates a leading local search site and network in the United States. The company uses patented and proprietary technologies to provide over 20 million consumers each month with relevant search results for local businesses, products and services on Local.com and over 800 partner sites. Local.com owns or manages over 40,000 geo-category domain sites, and over 70,000 small business customers use Local.com products and services to reach consumers using a variety of subscription, performance and display advertising and website products. To advertise, or for more information visit: www.local.com.

Forward Looking Statements

All statements other than statements of historical fact included in this document regarding our anticipated financial position, business strategy and plans and objectives of our management for future operations, are forward-looking statements. When used in this report, words such as ‘anticipate,’ ‘believe,’ ‘estimate,’ ‘plans,’ ‘expect,’ ‘intend,’ ‘projects,’ ‘feel’ and similar expressions and phrases, as they relate to Local.com or our management, identify forward-looking statements. Any forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to our management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the possibility that the information and estimates used to predict anticipated revenues and expenses associated with the businesses we acquire are not accurate, difficulties executing integration strategies or achieving planned synergies, the possibility that integration costs and go-forward costs associated with the businesses we acquire will be higher than anticipated, our ability to monetize the Local.com domain, incorporate our local-search technologies, market the Local.com domain as a destination for consumers seeking local-search results, grow our business by enhancing our local-search services, including through businesses we acquire, increase the number of businesses that purchase our subscription advertising and other business products, expand our advertiser and distribution networks, integrate and effectively utilize our acquisitions’ technologies, develop our products and sales, marketing, finance and administrative functions and successfully integrate our expanded infrastructure, as well as our dependence on major advertisers, competitive factors and pricing pressures, changes in legal and regulatory requirements, and general economic conditions. Any forward-looking statements reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this paragraph. Unless otherwise stated, all site traffic and usage statistics are from third-party service providers engaged by the company.
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Local.com Investor Relations Contact:
Brinlea C. Johnson
The Blueshirt Group
212-551-1453
brinlea@blueshirtgroup.com
Local.com Media Relations Contact:
Cameron Triebwasser
Local.com
949-789-5223
ctriebwasser@local.com